RAYMOND JAMES FINANCIAL, INC.
                         880 Carillon Parkway
                    St. Petersburg, Florida 33716
                            (813) 573-3800

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          FEBRUARY 12, 1998


To the Shareholders of Raymond James Financial, Inc.:

      The Annual Meeting of Shareholders of Raymond James Financial, Inc. will be held at the Raymond James Financial Center, 880 Carillon Parkway, St. Petersburg, Florida, on Thursday, February 12, 1998 at 4:00 p.m. for the following purposes:

1.   To elect twelve nominees to the Board of Directors of the Company;

2. To ratify Incentive Compensation Criteria for certain of the Company's executive officers;

3. To ratify the appointment of Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending September 25, 1998;

4. To adopt an amendment to Article IV of the Articles of Incorporation that would increase the authorized common stock from 50,000,000 shares, $.01 par value to 100,000,000 shares, $.01 par value with no change to the authorized 10,000,000 shares, $.10 par value of preferred stock.

5.   To  adopt  an amendment to the 1992 Employees Stock Option  Plan  (the
     Plan) to add 1,500,000 shares of common stock to the number of shares authorized for option grants under the Plan.

6. To transact any other business as may properly come before the meeting.

      Shareholders of record as of the close of business on December 17, 1997 will be entitled to vote at this meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the Proxy Statement accompanying this Notice.

                                   By order of the Board of Directors,

                                   /s/ BARRY AUGENBRAUN
                                   Barry Augenbraun, Secretary

December 17, 1997

                                   If you do not expect
                    to  attend  the meeting in  person,
                    please  vote on the matters  to  be
                    considered   at  the   meeting   by
                    completing the enclosed  Proxy  and
                    mailing it promptly in the enclosed
                    envelope.


                             PROXY STATEMENT


   This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Raymond James Financial, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on February 12, 1998 at 4:00 p.m., or any adjournment thereof.

  If the accompanying proxy form is completed, signed and returned, the shares represented thereby will be voted at the meeting. Delivery of the proxy does not affect the right to vote in person should the shareholder attend the meeting. The shareholder may revoke the proxy at any time prior to the voting thereof.

  The affirmative vote of a majority of the shares of common stock represented at the meeting, either in person or by proxy, will be required for the election of any nominee, or the ratification or approval of any proposal or other business that may properly come before the meeting.

   The annual report of the Company for the year ended September 26, 1997 is being mailed with this proxy statement to shareholders entitled to vote at the meeting. The cost of all proxy solicitation will be paid by the Company.


                      SHAREHOLDERS ENTITLED TO VOTE
                                   AND
                          PRINCIPAL SHAREHOLDERS

  Shareholders of record at the close of business on December 17, 1997 will be entitled to notice of, and to vote at, the Annual Meeting. At that date, there were 31,878,062 shares of common stock outstanding and entitled to
vote.   Shareholders are entitled to one vote per share on all matters.  All references to number of shares in this proxy statement have been adjusted to reflect the 3-for-2 stock split paid to shareholders on April 3, 1997.

   The following table sets forth, as of December 17, 1997, information with respect to the common stock ownership of each person known by the Company to own beneficially more than 5% of the shares of the Company's common stock, and of all Executive Officers and Directors as a group:

                                               Beneficially     Percent
       Name                  Address         Owned Shares (1)   of Class
---------------------------------------------------------------------------
Thomas A. James       880 Carillon Parkway     7,191,602(2)      22.56%
                      St. Petersburg,
                      Florida  33716

All Executive Officers
and Directors as a Group                       9,110,426         28.58%
(15 Persons)

(1) Includes shares credited to Employee Stock Ownership Plan accounts and shares which can be acquired within sixty days of record date through the exercise of stock options.

(2) Includes 400,672 shares owned by the James' Children Annuity Trust of which Thomas A. James is a beneficiary and for which Sound Trust Company, a wholly owned subsidiary of the Company, serves as trustee. In addition, includes shares held by two trusts, of which he is not a beneficiary:
  2,341,787 shares owned by the Robert A. James Trust, for which Sound Trust Company serves as trustee, and 113,266 shares owned by the James' Grandchildren's Trust, for which Raymond James Trust Company, a wholly-owned subsidiary of the Company, serves as trustee, both of which have as beneficiaries other James family members, including Huntington A. James. Thomas A. James disclaims any beneficial interest in these two trusts.


                    PROPOSAL 1:  ELECTION OF DIRECTORS

      Twelve directors are to be elected to hold office until the Annual Meeting of Shareholders in 1999 and until their respective successors shall have been elected. Eleven of the nominees were elected by the shareholders on February 13, 1997, to serve as Directors of the Company until the Annual Meeting of Shareholders in 1998. Ms. Biever was appointed by the Board of Directors in August 1997. It is intended that proxies received will be voted to elect the nominees named below.

      Should any nominee decline or be unable to accept such nomination to serve as a director, due to events which are not presently anticipated, discretionary authority may be exercised to vote for a substitute nominee.

                                 Principal Occupation, (1)
                                    Directorships and             Director
    Nominee           Age        Security Ownership    (2)          Since
-----------------------------------------------------------------------------
Angela M. Biever       44     Independent Consultant since 1997;       1997
                              Various senior management positions
                              with First Data Corporation, an
                              information and transaction processor
                              from 1991 to 1997, beginning as Senior
                              Vice President, Finance and Planning
                              and culminating as Executive Vice
                              President, Integrated Services; Vice
                              President, American Express Company from
                              1987 to 1991.
                              Member of Audit and Compensation
                              Committees.
                              Common shares owned: 1,000  (.003%)

Jonathan A. Bulkley    63      Managing Director, Barents Group LLC     1986
                               (emerging markets/capital markets
                               development consulting) since 1992;
                               President and CEO, Charterhouse
                               Media Group (investment banking) from
                               1988 until 1992; President and CEO
                               Jesup & Lamont Securities Group, Inc.
                               (securities broker-dealer) from 1987
                               until 1988; Prior to 1986, President and
                               CEO of Moseley, Hallgarten, Estabrook
                               & Weeden Inc. (securities broker-dealer).
                               Member of Audit Committee, Chairman of
                               Compensation Committee.
                               Common shares owned:  30,280 (.09%)

Thomas S. Franke       56      President and COO of Raymond James &     1991
                               Associates, Inc. ("RJA")* since
                               January 1991; President and CEO
                               of Blunt Ellis & Loewi, Inc. (securities broker-dealer) from 1986 to 1990.
                               Common shares owned:  126,600 (.40%)

Francis S. Godbold     54      President of Raymond James Financial,    1977
                               Inc.("RJF"); Executive Vice President
                               of RJA.
                               Common shares owned:  605,170 (1.90%)


M. Anthony  Greene     59      Chairman, CEO and President ofInvestment 1975
                               Management & Research, Inc. ("IM&R")*;
                               Executive Vice President of RJF.
                               Common shares owned:  397,006 (1.25%)

Harvard H.Hill, Jr.    61      Managing General Partner of Houston      1986
                               Partners (venture capital) since 1985;
                               Prior to 1985, President and CEO
                               of Criterion Investments; President
                               and COO of Rotan Mosle; and Vice
                               President of Dean Witter & Co.
                               Director of Wonderware Corporation.
                               Chairman of Audit Committee,
                               Member of Compensation Committee
                               Common shares owned:  6,000  (.02%)

Huntington A. James    29      Syndicate Associate, RJA since 1994;     1996
                               MBA   Darden   School   of   Business,
                               University of Virginia, 1992-1994;
                               Corporate Finance analyst, Smith
                               Barney, 1990-1992.
                               Son of Thomas A. James.
                               Common shares owned: 78,151  (.25%)

Thomas A. James        55      Chairman of the Board and Chief          1970
                               Executive Officer of RJF; Chairman
                               of the Board of RJA.  Director and
                               Officer of various affiliated
                               entities. Past Chairman of the
                               Securities Industry Association.
                               Director of Arbor Health Care Corporation
                               (nursing homes);IMCO Recycling, Inc.
                               (metal recycling)and World of Science,
                               Inc. (retail).
                               Common shares beneficially
                               owned: 7,191,602   (22.56%)(3)

Paul W. Marshall       56      Chairman and CEO of Rochester            1993
                               Shoe Tree Co., Inc. since 1992;
                               Senior Lecturer on Business Administration at Harvard since 1996;
                               Adjunct Professor at Harvard Graduate
                               School of Business from 1989 through
                               1992; Chairman of Industrial Economics,
                               Inc. from 1989 through 1992.
                               Director of Applied Extrusion Technologies
                               (manufacturer).
                               Member of Audit and Compensation
                               Committees.
                               Common shares owned:  11,250 (.04%)

J. Stephen Putnam      54      President of Robert Thomas Securi-       1989
                               ties, Inc. ("RTS")*; Executive Vice
                               President of RJF.  Vice President and
                               Director of F.L. Putnam Securities.
                               Treasurer of Meescheart Fund, Inc.
                               (mutual fund).  Director of F.L.
                               Putnam Investment Management Co.
                               (investment advisor).
                               Common shares owned:  121,279 (.38%)

Robert F. Shuck        60      Vice Chairman of RJF; Executive Vice     1970
                               President of RJA from 1975 through
                               1991.
                               Common shares owned:  447,444 (1.40%)


Dennis W. Zank         43      Executive Vice President, Operations     1996
                               and Administration, RJA.  Director
                               of several affiliated entities.
                               Common shares owned:  58,966 (.18%)

* A wholly-owned subsidiary of Raymond James Financial, Inc.
(1) Unless otherwise noted, the nominee has had the same principal occupation and employment during the last five years.
(2) Includes shares credited to their Employee Stock Ownership Plan accounts and shares which can be acquired within sixty days of record date through the exercise of stock options.
(3)  See footnotes under the Principal Shareholders' Ownership table.

      The Board of Directors held four regular meetings during fiscal 1997. Each of the directors attended a minimum of seventy five percent of the meetings held during the year. Ms. Biever has attended all meetings since her appointment.

      The current standing committees of the Board of Directors are the Audit Committee and the Compensation Committee. These committees met four times during the fiscal year ended September 26, 1997. Each member of these committees attended a minimum of seventy five percent of the meetings held during each director's tenure this year. The function of the Audit Committee is to ensure that the Company has taken appropriate steps to safeguard assets, operate efficiently and generate accurate financial information. The Committee meets periodically with the Company's independent accountants to review the scope and results of the audit and to consider various accounting and auditing matters related to the Company, supervises the Company's system of internal controls and reviews the results of regulatory examinations. The Committee also makes recommendations to the Board of Directors regarding the appointment of the Company's independent public accountants. The Compensation Committee reviews and approves the compensation to be paid to executive officers of the Company and its subsidiaries and performs certain duties prescribed by the Board with respect to employee benefit plans.

      Directors Marshall, Hill, Bulkley and Biever receive a $6,000 annual retainer, a $1,500 attendance fee for each regular meeting, $250 for each telephone meeting, and a $250 attendance fee for each Audit and Compensation Committee meeting.

Outside Director Stock Options
------------------------------
      The Directors who are also employees of the Company have voted in favor of a non-qualified stock option plan for the Company's outside Directors covering 253,125 shares of the Company's common stock. These options, 29,061 of which were outstanding at September 26, 1997, are exercisable at prices ranging from $10.26 to $27.50 at various times through August 2000.

Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------
     Robert Shuck, Vice Chairman and Director was late in filing three Form 4 Reports with respect to the disposition of 3,735 shares of common stock during February, March and April of 1997 and the diversification of his Employee Stock Ownership Plan balance by the disposition of 41,528 shares of common stock from his account.




         COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


Overview and Philosophy
-----------------------
       The Compensation Committee (the "Committee") reviews corporate compensation and benefit plan policies, as well as the structure and amount of all compensation for executive officers of the Company. The Committee is composed exclusively of outside directors of the Company and is chaired by Mr. Bulkley.

      The Committee's goal is to establish and maintain compensation policies that will enable the Company to attract, motivate and retain high-quality executives and to ensure that their individual interests are aligned with the long-term interests of the Company and its investors.

      The Company's objectives are met through a compensation package which includes four major components - base salary, annual bonus, stock option awards and retirement plans.

      The cash compensation components (base salary and annual bonus) are heavily weighted toward annual bonus. These bonuses are based on the attainment of performance goals, specifically the profits of an individual subsidiary/department or on the profits of the Company as a whole. The emphasis on profit-based compensation serves two functions; it encourages executives to be conscious of the "bottom line" and it keeps the Company's base salary structure at a modest level, which is advantageous to the firm given the cyclical nature of the securities industry.

      The third component of the compensation package, incentive and non-qualified stock option awards, is designed to provide a direct link between the long-term interests of executives and shareholders. Options are granted every two years to key management employees. From time to time special awards may be granted when a unique situation exists, or if job performance or a change in job duties warrants.

      The fourth and final component of the compensation package is Company contributions to various retirement plans. The Company maintains three qualified retirement plans: a profit sharing plan, an employee stock ownership plan and a 401(k) plan. Contributions to the profit sharing and employee stock ownership plans, if any, are dependent upon the overall profits of the Company. Since inception of the 401(k) plan in 1987, the Company has matched a portion of the first $1,000 contributed annually by employees to their 401(k) accounts. Effective January 1, 1994 the plan provides for the Company to match 100% of the first $500 and 50% of the next $500 of compensation deferred by each participant annually. These three plans are offered to all full-time employees who meet the length of service requirements (six months for the 401(k) plan and one year for the other two plans). The Company also maintains a non-qualified deferred management bonus plan. Eligibility is restricted to those who meet certain compensation levels set annually by the Board of Directors. The class year vesting schedule of this plan is designed to encourage long-term employment with the firm, and the earliest a participant may become fully vested is at age 55 with 20 years of service. Contributions to this plan are also dependent upon the Company's earnings. In addition, the Company has an employee stock purchase plan which allows employees to purchase shares of the Company's common stock on four specified dates throughout the year at a 15% discount from the market value, subject to certain limitations.

Compensation of the Chief Executive Officer
-------------------------------------------
      In keeping with the general compensation philosophy outlined above, Mr. James' base salary for calendar 1998 will be $237,000, which represents a 4.9% increase from the $226,000 received in 1997. Mr. James' salary is subject to an annual review, as is true of all employees. It was last adjusted in November 1996, to be effective January 1, 1997.

      The determination of 1997 pretax profits for purposes of computing bonuses for executives, including Mr. James, excluded the gain from the sale of Liberty Investment Management, Inc. In determining the bonus offered to Mr. James for fiscal 1997 the Committee considered many factors, including the following:
      1997 was the thirteenth consecutive record year for the firm in terms of revenues;*
      Record net income, increasing 21% over the prior year;*
      Book  value  per share increased to $13.31, a 28%  increase over the prior yearend;
      Return on average equity for the year was 21.4%;* and
      The  compensation of the chief executive officers of  other
          similar   brokerage  firms,  as  of  their  most   recent   proxy
          statements.

                * Does not give effect to the gain from the sale of Liberty Investment Management, Inc.


                                        Compensation Committee
                                        December 9, 1997


                                        Jonathan A. Bulkley, Chairman
                                        Harvard H. Hill, Jr.
                                        Paul W. Marshall
                                        Angela M. Biever


          PROPOSAL 2:  TO RATIFY INCENTIVE COMPENSATION CRITERIA
             FOR CERTAIN OF THE COMPANY'S EXECUTIVE OFFICERS

      Several years ago, the Company adopted a policy of formalizing incentive compensation calculations for executive officers. This was done in consideration of the limitations on tax deductibility imposed under
Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) limits deductions for compensation in excess of $1 million per year by a public corporation to any one of its executive officers unless certain criteria are met. This rule requires that the incentive compensation be based on attainment of one or more performance goals and that the Company's shareholders approve both the performance goals and the formula used to calculate the payment amount.

      The intention of the Committee remains that the executive officers be compensated on a basis consistent with prior years; i.e., for obtaining certain performance goals. It is the Company's practice that a portion of any formula-driven bonus amount can be withheld based on a subjective performance evaluation. The Compensation Committee considers the bonus formulas for executive officers each year. In that regard, Mr. James has advised the Compensation Committee of his desire to reduce his maximum bonus amount for fiscal 1998 from 1.5% to 1.3% of pre-tax profits. The Committee also approved a change in the formulas for the Presidents of the two independent contractor broker-dealers to create incentive for greater collaborative efforts to improve the profitability of both firms. For purposes of determining incentive compensation for the executive officers for fiscal 1998, the Committee has approved the executive bonus formulas described below and recommends a vote FOR the approval of these formulas by shareholders.

Recommended Bonus Formulas for Executive Officers
-------------------------------------------------
                                                   Percent for Calculation
Executive Officer          Basis                       of Maximum Bonus
----------------------------------------------------------------------------
Thomas A. James     Total company pretax profits            1.30%


Francis S. Godbold  Subjective                              ----


Thomas S. Franke    RJA retail division's pretax            4.00%
                    profits per Retail
                    Contribution Report*, and
                    pretax profits of the RJA
                    fixed income department,
                    Planning Corporation of
                    America, Inc. and certain
                    international operations


M. Anthony Greene   Combined pretax profits of              2.75%
                    IM&R and RTS per Retail
                    Contribution Report*


J. Stephen Putnam   Combined pretax profits of              1.75%
                    IM&R and RTS per Retail
                    Contribution Report*

                    Correspondent clearing                  2.50%
                    department's pretax profits
                    per Retail Contribution
                    Report*


* The Retail Contribution Report adjusts financial statement pretax profits for items related to the retail sales force, primarily a credit for interest income on cash balances arising from retail customers, and also includes adjustments to actual clearing costs, a portion of mutual fund revenues and expenses, credit for correspondent clearing profits and accruals for benefit expenses.

                        SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to the remuneration earned during the last three fiscal years by the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company.
                                                             Long-Term
                          Annual Compensation              Compensation
                     -------------------------------------------------------
                                                   Other
                                                   Annual    Stock   All Other
                Fiscal                     Commis- Compen-   Option   Compen-
Name             Year   Salary   Bonus (1)  sions  sation(2) Awards  sation(3)
-----------------------------------------------------------------------------
Thomas A. James   1997 $223,005 $1,450,000 $288,114      -      -     $62,173
Chairman and CEO  1996  212,500  1,250,000  210,242      -      -      58,389
                  1995  200,100    875,000  144,462      -      -      45,795

Francis S. Godbold1997  193,250    700,000   25,142 $143,400  22,500   62,788
President of RJF, 1996  173,000  2,066,252   23,630  163,443   7,500   58,271
Exec. VP of RJA   1995  171,250    741,000   21,435   62,772    -      45,708

M. Anthony Greene 1997  219,500  1,020,000        -      -    22,500   62,586
President of IM&R 1996  209,500  1,000,000      462      -     7,500   58,093
                  1995  200,100    772,000       13      -      -      45,577

Thomas S. Franke  1997  192,500    855,000    4,888      -    22,500   62,063
President         1996  189,250  1,000,000(4) 4,524      -     7,500   56,897
 & COO of RJA     1995  182,500    375,000    2,244      -      -      45,239

J.Stephen Putnam  1997  138,250    633,565    7,271      -    22,500   62,316
President of RTS  1996  131,600    492,000    6,372      -     7,500   56,803
                  1995  126,150    293,273    7,910      -      -      33,540



(1) In accordance with the bonus formulas approved at the annual meetings of the shareholders on February 13, 1997, February 15, 1996 and February 16, 1995.

(2) Represents distributions received by Mr. Godbold from investor limited partnerships which were syndicated by, and have as a General Partner, a subsidiary of the Company. The distributions were a portion of the General Partner's incentive profits ownership interest, which Mr. Godbold had purchased in prior years for a nominal amount.

(3) This column includes the amount of the Company's contributions to its 401(k) Plan, Profit Sharing Plan, Employee Stock Ownership Plan, and Deferred Management Bonus Plan.

(4) In addition to the bonus calculated by the bonus formula approved at the annual meeting of the shareholders on February 15, 1996, Mr. Franke's bonus includes a one-time special award of $248,000 in consideration of his efforts in the day to day management of certain Equity Capital Markets departments of RJA and in introducing certain investment banking business during fiscal 1996.


Incentive Stock Options
-----------------------
      The following tables contain information concerning options granted to, and exercised by, the executive officers included in the Summary Compensation Table during the fiscal year.

                                Option Grants in Last Fiscal Year
                    ---------------------------------------------------------
                                                       Potential Realizable
                            % of Total                   Value at Assumed
                             Options                     Annual Rates of
                    Options  Granted   Exercise  Expir-  Stock Appreciation
                    Granted in Fiscal   Price    ration  for Option Term(2)
Name                (#) (1)    Year   ($/share)   Date      5%        10%
                    ---------------------------------------------------------
Francis S. Godbold  22,500   4.33%    $18.917  12/21/01  $117,594  $259,853
M. Anthony Greene   22,500   4.33%    $18.917  12/21/01  $117,594  $259,853
Thomas S. Franke    22,500   4.33%    $18.917  12/21/01  $117,594  $259,853
J. Stephen Putnam   22,500   4.33%    $18.917  12/21/01  $117,594  $259,853


(1) All of these options are non-qualified and were granted on November 21, 1996. The options vest 60% after three years, an additional 20% after four years and the remaining 20% after five years.
(2) Potential realized values represent the future value, net of exercise price, of the options granted if the Company's stock price was to appreciate by 5% and 10% during each year of the awards' five-year life.

                    Aggregated Option Exercises during
                   Last Fiscal Year and Year End Value
                   -----------------------------------
                                                              Value of
                                            Number of        Unexercised
                                           Unexercised      In-the-Money
                                            Options at       Options at
                      Shares              Sept. 26, 1997   Sept. 26, 1997
                     Acquired    Value    (Exercisable/    (Exercisable/
Name                on Exercise Realized  Unexercisable)   Unexercisable)
                   ---------------------------------------------------------
Francis S. Godbold      -                9,000/32,250   $229,942/$584,300
M. Anthony Greene       -                9,000/32,250    229,942/ 584,300
Thomas S. Franke       1,050   $ 21,832      0/39,675          0/ 774,003
J. Stephen Putnam       -                9,000/32,250    229,942/ 584,300

Comparative Stock Performance
-----------------------------
      The graph below compares the cumulative total shareholder return on the common shares of the Company for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Index, the Financial Service Analytics stock price index ("FSA index") for regional securities brokerage firms and the securities industry over the same period (assuming an investment of $100 in each on October 1, 1992 and the reinvestment of all dividends). The FSA index for the regional securities brokerage firms is comprised of 16 publicly traded regional securities firms, including the Company. The FSA index for the securities industry is comprised of the 16 publicly traded regional firms and 13 publicly traded national securities firms. The Company decided to change its industry index this year to improve comparability and consistency within our peer group.

Name                          1992     1993     1994    1995     1996    1997
Raymond James Financial,Inc.$100.00  $166.11  $140.03 $200.56  $227.49 $513.45
Regional Securities
  Brokerage  Firms           100.00   165.69   137.60  216.94   249.45  610.95
Securities  Industry         100.00   171.25   132.33  207.11   214.50  444.61
Standard & Poors 500         100.00   112.97   117.12  151.92   182.79  256.69

Source:  Financial Service Analytics

                 TRANSACTIONS WITH MANAGEMENT & DIRECTORS

      IM&R leases its Atlanta, Georgia headquarters office from Eagle Management Associates (no relation to Eagle Asset Management, Inc., a subsidiary of the Company), which is owned by M. Anthony Greene. Management believes the rental paid to Eagle Management Associates, $80,000 in fiscal 1997, does not exceed that charged by unaffiliated parties for similar space.

      Mr. Francis S. Godbold, President and a Director of the Company, owns 7.5% of the outstanding shares of common stock of RJ Properties, Inc. ("RJP"), a subsidiary of the Company. Such shares were acquired by Mr. Godbold for nominal consideration in connection with the organization of RJP in 1980.

      In fiscal 1995, the Company committed to invest $1 million in Houston Partners - a venture capital fund managed by Houston Partners, of which Harvard H. Hill, Jr. is the Managing General Partner. The commitment is recorded as an investment and a liability in the Company's financial statements.

       As of January 1, 1995, Liberty Investment Management, Inc. ("Liberty"), was formed by Herbert E. Ehlers, director and former President and Chief Investment Officer of Eagle Asset Management, Inc. ("Eagle"). At this time, Liberty assumed responsibility for providing investment management services to institutional growth equity accounts previously managed by Eagle. Pursuant to Ehlers' employment contract with the Company, the Company was to receive 50% of the revenues from these accounts through December 31, 1999 while bearing none of the expenses. At the end of the 5-year period, the Company was to have the option to purchase 20% of Liberty at a predetermined price. On January 2, 1997, Liberty sold substantially all of its assets to Goldman Sachs Asset Management, Inc. Accordingly, the Company received a lump sum settlement of $30.6 million for its remaining three years' interest in Liberty's revenue stream and the Company's option to purchase 20% of Liberty at a future date.

     The Company, in the ordinary course of its business, extends credit to margin accounts in which certain of its officers and directors have an interest, in connection with the purchase of securities. These extensions of credit have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, and do not involve more than normal risk of collectibility or present other unfavorable features. The Company also, from time to time and in the ordinary course of its business, enters into transactions involving the purchase or sale of securities as principal from, or to, directors, officers and employees and accounts in which they have an interest. These purchases and sales of securities on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties.

 PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Price Waterhouse LLP has served as independent accountants
of   the   Company  since  fiscal  1979,  and  has  audited  the  Company's broker-dealer subsidiaries since fiscal 1970.

     A representative of Price Waterhouse LLP will be present at the Annual Meeting of Shareholders. Such representative will be available to respond to appropriate questions and may make a statement if he so desires.

      The Board of Directors recommends a vote FOR ratification of the appointment of Price Waterhouse LLP as the Company's auditors for 1998.

           PROPOSAL 4: TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY

     The Company's Board of Directors recommends an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock, par value $.01 per share ("common stock"), from 50,000,000 to 100,000,000 shares. No change is being recommended in the currently authorized 10,000,000 shares of preferred stock, $.10 par value. At the record date of December 17, 1997, 31,878,062 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. The unissued preferred stock may be issued with such rights, preferences and limitations as the Board of Directors of the Company may determine from time to time.

     Presented below is the complete text of the proposed amended first paragraph of Article IV of the Articles of Incorporation of the Company.

                                ARTICLE IV


                               Stock Clause

     Shares Authorized. The aggregate number of shares of stock which this corporation shall have authority to issue shall be one hundred million (100,000,000) shares of common stock, each with a par value of one cent ($.01) and ten million (10,000,000) shares of preferred stock, each with a par value of ten cents ($.10).

      Since the Company has 31,878,062 common shares outstanding out of an authorized 50,000,000 shares, the Board of Directors believes that the proposed increase in common stock is desirable to provide the Company with the ability, if the need arises, to issue shares of common stock in connection with future opportunities for expanding its business through acquisitions, as well as stock for dividends, stock splits, employee benefit plans, or for other corporate purposes. The Board of Directors has no other plans, agreements or understandings for the issuance or use of the proposed additional shares of common stock. Authorized but unissued shares of the Company's common and preferred stock may be issued at such times, for such purposes and for such considerations as the Board of Directors may determine to be appropriate without further authorization from the Company's shareholders unless otherwise required by applicable law or stock exchange rules. In addition, shareholders do not have preemptive rights.

      The  Board  of  Directors of the Company recommends a  vote  FOR  the
adoption   of   the  proposed  amendment  to  the  Company's  Articles   of
Incorporation.



     PROPOSAL 5:  AMENDMENT OF INCENTIVE STOCK OPTION PLAN

      Under the 1992 Incentive Stock Option Plan (the "Plan"), the Company may grant options to its management personnel for up to 1,575,000 shares of common stock. Options are granted to key administrative employees and registered representatives of Raymond James & Associates, Inc. who achieve certain gross commission levels. The exercise price of each option equals the market price of the Company's stock on the date of grant and an option's maximum term is 10 years. Options are generally exercisable in the 36th to 72nd months following the date of grant and only in the event that the grantee is an employee of the Company at that time.

      Subject to the approval of the shareholders, the Board of Directors, as of November 18, 1997, approved an increase in the total number of shares authorized for option grants under the Plan from 1,575,000 shares to 3,075,000 shares. Options covering 1,533,809 shares have been granted under the plan as of December 17, 1997.

The Board of Directors recommends the shareholders vote FOR this proposal.


                              OTHER MATTERS


      Proposals which shareholders intend to present at the 1999 annual meeting of shareholders must be received by the Company no later than October 1, 1998 to be eligible for inclusion in the proxy material for that meeting.

      Management knows of no matter to be brought before the meeting which is not referred to in the Notice of Meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.


                                   By Order of the Board of Directors,

                                   /s/ Barry Augenbraun, Secretary